Exhibit 4.5

FINAL VERSION

CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE

PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

LIMITATIONS OR RESTRICTIONS OF

SERIES A CONVERTIBLE PREFERRED SHARES,

PAR VALUE US$0.0001, OF

AUTONAVI HOLDINGS LIMITED

AUTONAVI HOLDINGS LIMITED (the “Company”), a company limited by shares organized and existing under the Companies Law (2009 Revision) of the Cayman Islands (the “Companies Law”), DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors (the “Board”) of AUTONAVI HOLDINGS LIMITED by Article SEVENTH of the Amended and Restated Articles of Association of the Company (the “Articles”), the Board, on May 10, 2013, adopted the following resolution designating a new series of preferred shares as Series A Preferred Shares:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article SEVENTH of the Articles, a series of preferred shares of the Company is hereby authorized, and the designation and number of shares thereof, and the preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

SECTION 1                               Designation and Number of Shares. The shares of such series shall be designated as “Series A Convertible Preferred Shares” (the “Series A Shares”). The number of authorized shares constituting the Series A Shares shall be [50,409,444]. That number from time to time may be decreased (but not below the number of Series A Shares then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and, if applicable, by the filing of a certificate pursuant to the provisions of the Companies Law stating that such reduction has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Shares.

SECTION 2                               Definitions. As used herein with respect to Series A Shares:

“Affiliate” means any “affiliate” within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended.

“Articles” has the meaning set forth in the recitals above.

“Audit Committee” has the meaning set forth in SECTION 9(c).

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in the Cayman Islands, the Hong Kong Special Administrative Region, New York or the PRC are authorized or required by law, regulation or executive order to be closed.

“Capital Share” means each and every share, interest, right to purchase, warrant, option, participation or other equivalent of or interest in (however designated) a share issued by the Company.

“Certificate of Designations” means this Certificate of the Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Convertible Preferred Shares, par value US$0.0001, of AutoNavi Holdings Limited, as amended from time to time.

“Change of Control” means:

(i)                                     any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the Person will be deemed to have “beneficial ownership” of all shares that the Person has the direct or indirect right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the total voting power of the Ordinary Shares and/or other shares having the power to vote in the election of directors of the Company (or any successor thereof), whether such ownership is acquired through merger, consolidation, amalgamation, tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise;

(ii)                                  any Person directly or indirectly acquiring (in one or more transactions) all or substantially all of the assets of the Group (or any successor thereof);

(iii)                               the merger, consolidation, or amalgamation of any Person with or into the Company (or any successor thereof) as a result of which the holders of the voting shares of the Company (or any successor thereof) immediately prior to such transaction own, directly or indirectly, less than a majority of the voting shares of the Company or the applicable surviving entity or any direct or indirect parent company thereof immediately after such transaction; or

(iv)                              a replacement at one time or over any period of three years or less of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date of the Closing, including the affirmative consent of the Purchaser Directors (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date of the Closing, including the affirmative consent of the Purchaser Directors).

“Change of Control Effective Date” has the meaning set forth in Section 7(a).

“Closing” shall have the meaning ascribed to such term in the Investment Agreement.

“Company” has the meaning set forth in the recitals above.

“Companies Law” has the meaning set forth in the recitals above.

“Compensation Committee” has the meaning set forth in SECTION 9(d).

“Dividend Rights” has the meaning set forth in Section 3.

“Excluded Portions” has the meaning set forth in SECTION 9(c).

“Exempt Securities” has the meaning set forth in Section 10(a).

“Exercise Notice” has the meaning set forth in Section 11.

“Founder” has the meaning set forth in the Investor’s Rights Agreement.

“Group Company” means each of the Company and its direct and indirect Subsidiaries and “Group” refers to all of the Group Companies collectively.

“Holder” means a Person in whose name the Series A Shares are registered, which Person may be treated by the Company as the absolute owner of Series A Shares for the purpose of making payment and settling conversions and for all other purposes.

“Initial Purchaser Director” has the meaning set forth in Section 9(a).

“Investment Agreement” means that certain agreement by and between the Company and the Purchaser dated as of May 10, 2013, with respect to the purchase and sale of the Series A Shares, as amended from time to time in accordance with the terms thereof.

“Investor’s Rights Agreement” means the Investor’s Rights Agreement, dated May 10, 2013, by and among the Company, the Purchaser and the other parties thereto, as amended from time to time.

“Issue Date” means, with respect to any Series A Shares, the date of initial issuance of such Series A Shares.

“Issue Notice” has the meaning set forth in Section 10(a).

“Junior Shares” means the Ordinary Shares, and any other class or series of Capital Share now existing or hereafter authorized other than the Series A Shares.

“Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the affairs of any Material Group Company; or (ii) a Change in Control of any Material Group Company; provided that, a Change of Control of any Material Group Company that occurs on or after the first anniversary of the Closing shall not be deemed to be a Liquidation Event.

“Liquidation Preference Amount” has the meaning set forth in Section 4(a).

“Material Group Company” means the Company and (i) any Group Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the U.S. Securities Act of 1933, as amended, (ii) a Group Company identified on Schedule I hereto, and/or (iii) any Group Company that holds material Permit(s) (including, without limitation, value-added telecommunication services license) legally required or necessary (as reasonably determined by the Purchaser upon consultation with counsel) to conduct any portion of the Group’s business. For the avoidance of doubt, Beijing Yadao Media & Culture Development Co., Ltd., which is currently in the process of being dissolved, shall not be considered as a Material Group Company.

“Memorandum” means the Amended and Restated Memorandum of Association of the Company, as amended.

“New Securities” has the meaning set forth in Section 10(a).

“Nominating and Corporate Governance Committee” has the meaning set forth in SECTION 9(e).

“Notice” has the meaning set forth in SECTION 9(c).

“Optional Redemption Right” has the meaning set forth in Section 7(a).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share.

“Permits” means all permits, licenses, authorizations, orders and approvals of any Group Companies.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-share company, limited liability company, trust or other entity.

“PRC” means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Proposal Notice” has the meaning set forth in Section 11.

“Prospective Largest Shareholder” has the meaning set forth in Section 10(b)(i).

“Purchaser” means Ali ET Investment Holding Limited, an exempted company organized under the laws of the Cayman Islands.

“Purchaser Director” has the meaning set forth in SECTION 9(a).

“Section” means a section of this Certificate of Designations.

“Series A Conversion Price” has the meaning set forth in Section 5(b).

“Series A Conversion Rate” has the meaning set forth in Section 5(b).

“Series A Shares” has the meaning set forth in Section 1.

“Series A Investment Price” means US$3.75 per Series A Share, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like.

“Shareholder” has the meaning set forth in the Investor’s Rights Agreement.

“Specified Transaction” has the meaning set forth in Section 11.

“Subsequent Purchaser Director” has the meaning set forth in Section 9(b).

“Subsidiary” means each entity (including any variable interest entity) that is or will become a direct or indirect subsidiary (whether wholly or partially owned) or controlled Affiliate of the Company.

“U.S.” shall mean the United States of America.

SECTION 3                               Dividends. Holders shall be entitled to receive, if, as and when declared by the Board, or any duly authorized committee thereof, but only out of assets legally available therefor, dividends, whether in cash, in property, in any options, convertible securities or rights to purchase stock, warrants, securities or in other property (the “Dividend Rights”), on the same basis as holders of Junior Shares, including Ordinary Shares, as if the Series A Shares have been converted to Junior Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidation, recapitalization and the like) immediately before the date on which a record is taken to determine holders of Junior Shares for the grant of the Dividend Rights, pari passu with holders of Junior Shares. The Company will not, and will cause its Subsidiaries not to, declare or pay any Dividend Rights on, or make any distributions relating to Junior Shares or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to any Junior Shares unless the holders of Series A Shares shall acquire (on an as-converted basis) such Dividend Rights or payment on the same basis as and pari passu with holders of Junior Shares.

SECTION 4                               Liquidation Rights.

(a)                                 Liquidation. In the event of any Liquidation Event, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Shares, to receive in full a liquidating distribution in the amount per Series A Share equal to the sum of (i) the Series A Investment Price, (ii) all accrued but unpaid dividends thereon, and (iii) an amount per annum equal to fifteen percent (15%) of the sum of (i) and (ii) outstanding, which amount shall accrue daily and shall be compounded on an annual basis (the sum of clauses (i), (ii) and (iii), the “Liquidation Preference Amount”).

(b)                                 Partial Payment. If the assets of the Company are not sufficient to pay in full the aggregate Liquidation Preference Amount pursuant to Section 4(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate Liquidation Preference Amount to which they would otherwise be entitled.

(c)                                  Value of Assets. In the event the Company proposes to distribute assets other than cash in connection with any Liquidation Event, the value of the assets to be distributed to the holder of Series A Shares shall be the fair market value, as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Change of Control hereunder, by the Board, which decision shall include the affirmative vote or consent of the Purchaser Director). Any securities not subject to a private placement investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange or market, the value shall be deemed to be the volume weighted average of the security’s closing prices on such exchange or market over the forty (40) trading day period ending one (1) day prior to the distribution;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the volume weighted average of the closing bid prices over the forty (40) trading day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Change of Control hereunder, by the Board, which decision shall include the affirmative vote or consent of the Purchaser Director).

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in paragraphs (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Change of Control hereunder, by the Board, which decision shall include the affirmative vote or consent of the Purchaser Director).

(d)                                 Appraisal. The Holders holding more than fifty percent (50%) of the then outstanding Series A Shares issued at the Closing, voting together as a single class on an as converted basis, shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 4, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

SECTION 5                               Right of the Holders to Convert.

(a)                                 Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Shares at any time into Ordinary Shares at the then applicable Series A Conversion Rate and to receive share certificates therefor, by giving written notice to the Company at the office of the Company and surrender the original certificate or certificates evidencing the Series A Shares to be converted to the Company’s transfer agent (or an officer’s certificate notifying the Company or its transfer agent that such certificate(s) has been lost, stolen or destroyed). The Company shall within five Business Days of receipt of the notice, cause its transfer agent to issue and deliver to such Holder (i) a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and (ii) a certificate for any remaining Series A Shares. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the issuance of the certificates referred to in (i) and (ii) above, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(b)                                 The conversion rate for the Series A Shares (the “Series A Conversion Rate”) shall be determined by dividing (x) the Series A Investment Price for each of the Series A Shares by (y) the Series A Conversion Price, as adjusted in accordance with the provisions hereof. The conversion price for each of the Series A Shares, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series A Conversion Price.” The initial Series A Conversion Price for each of the Series A Shares shall be equal to its Series A Investment Price, and in each case shall be adjusted from time to time as provided below in Section (6)(a).

(c)                                  No Fractional Shares. No fractional shares, scrip representing fractional shares shall be issued upon the conversion of the Series A Shares. Any fraction of a share which the Holder would otherwise be entitled to receive on conversion shall be automatically cancelled without any action on the party of the Company.

(d)                                 Status of Converted or Reacquired Shares. The Company may effect the conversion of the Series A Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Series A Shares and applying the proceeds thereof towards payment for the Ordinary Shares issued upon conversion of Series A Shares. Any Ordinary Shares issued upon conversion of Series A Shares shall be (i) duly authorized, validly issued and fully paid and non-assessable and (ii) shall rank pari passu with the other Ordinary Shares outstanding from time to time. Series A Shares converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation and any filing required by the Companies Law, if applicable, become authorized but unissued preferred shares (in accordance with the Articles, including section 6 and section 7 thereof), without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Articles and an applicable certificate of designations.

(e)                                  Authorized Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Ordinary Shares, solely for issuance upon the conversion of the Series A Shares, such number of Ordinary Shares as shall from time to time be issuable upon the conversion of all the Series A Shares then outstanding. The Company shall take all such reasonable action as may be necessary to assure that (i) such Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any stock exchange upon which the Company’s Ordinary Shares (or American Depository Shares representing such Ordinary Shares) may be listed and (ii) such Ordinary Shares shall be accepted by the Company’s American Depositary Share program. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

SECTION 6                               Certain Adjustments.

(a)                                 The Series A Conversion Price shall be subject to adjustments under the following circumstances:

(i)                                     Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated (by reclassification or otherwise), into a lesser number of Ordinary Shares, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)                                  Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the Holders shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6(a) with respect to the rights of the Holders.

(iii)                               Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by merger, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event any Holder shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such merger, reorganization, reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the Holders upon conversion of the Series A Shares immediately before that change, all subject to further adjustment as provided herein. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in any such change, then the Holder shall be given the same choice as to the consideration it receives upon any conversion of the Series A Shares following such change.

(iv)                              Other Dilutive Events. In case the Company, at any time or from time to time, shall take any action that would have an effect similar to any of the actions described in Sections 6(a)(i), 6(a)(2) or 6(a)(3) (but not including any action described in any such Section) and it would be equitable under the circumstances to adjust the Series A Conversion Price as a result of such action, then, and in each such case, the Series A Conversion Price shall be adjusted in such manner and at such time as a majority of the Board and the Holder, in good faith, determine would be equitable and consistent with the principles established in this Section 6(a) under the circumstances.

(b)                                 As far as may be permissible by law, the Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 6.

(c)                                  All calculations under this Section 6 shall be made to the nearest one hundredth ( 1/100) of a cent or to the nearest one hundredth ( 1/100) of a share, as the case may be, unless otherwise set forth herein. No adjustment in the Series A Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such Series A Conversion Price.

(d)                                 Notices to the Holders.

(i)                                     Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Shares.

(ii)                                  Notice to Allow Conversion by Holder. If (1) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (2) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (3) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (4) the approval of shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Series A Shares or Ordinary Shares are converted into other securities, cash or property, or (5) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered to the Holder, at least fifteen (15) Business Days prior to the applicable effective date specified below, a notice describing the nature and terms of the transaction and stating: (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Series A Shares or Ordinary Shares of record shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(iii)                               Disputes over adjustment calculation. In the event that the Holder believes that the adjustment calculation contained in any notice is incorrect or that a notice otherwise fails to comply with the terms of this Section, it will notify the Company and the parties will promptly negotiate to resolve such issues in good faith. If the parties are not able to promptly reach agreement, either party may submit the matter to arbitration in accordance with the terms of Section 9(c) of the Investment Agreement.

SECTION 7                               Optional Redemption Right.

(a)                                 General. At any time prior to the first (1st) anniversary of the Closing, in the event of a Change of Control, each Holder of outstanding Series A Shares shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is twenty (20) Business Days after the Change of Control Effective Date, to require the Company to purchase, out of funds legally available therefor, any or all of its Series A Shares at a purchase price per share, payable in cash, equal to 120% of the then current Liquidation Preference Amount (the “Optional Redemption Right”).

(b)                                 Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating the Change of Control, a written notice shall be sent by or on behalf of the Company, in accordance with Section 14 to the Holders as they appear in the records of the Company. Such notice shall contain:

(i)                                     the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed);

(ii)                                  the date, which shall be twenty (20) Business Days after the anticipated Change of Control Effective Date, by which the Optional Redemption Right must be exercised;

(iii)                               a summary of the material terms of such Change of Control.

(c)                                  Final Change of Control Notice. On the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Company, in accordance with Section 14 to the Holders as they appear in the records of the Company. Such notice shall contain:

(i)                                     the date, which shall be no less than twenty (20) Business Days after the Change of Control Effective Date, by which the Optional Redemption Right must be exercised;

(ii)                                  the amount of cash payable per share of Series A Shares and the purchase date for such shares, which shall be no less than ten (10) and no greater than twenty (20) Business Days from the date by which the Optional Redemption Right must be exercised; and

(iii)                               the instructions a Holder must follow to exercise its Optional Redemption Right in connection with such Change of Control.

(d)                                 Optional Redemption Procedure. To exercise the Optional Redemption Right, a Holder must, no later than 5:00 p.m., Beijing time, on the date by which such right must be exercised, deliver written notice to the Company indicating that it is exercising its Optional Redemption Right and the details of the account to which the purchase price for the redemption shall be wired. Upon exercise of the Optional Redemption Right by a Holder, the Company shall, within five (5) Business Days, deliver or cause to be delivered to the Holder by wire transfer the purchase price payable upon the purchase by the Company of such Holder’s Series A Shares. Upon receipt of the wire initiation confirmation from the Company pursuant to the foregoing, the Holder shall surrender to the Company the certificates representing the redeemed Series A Shares and a duly executed instrument of transfer transferring the redeemed Series A Shares to the Company.

(e)                                  Unsold Shares Remain Outstanding. If a Holder does not elect to exercise the Optional Redemption Right pursuant to this Section 7 with respect to all of its Series A Shares, the Series A Shares held by it and not surrendered for settlement will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled.

(f)                                   Partial Exercise of Optional Redemption Right. In the event that the Optional Redemption Right is exercised with respect to Series A Shares representing less than all the Series A Shares held by a Holder, upon exercising such Optional Redemption Right the Company shall execute and deliver to such Holder, at the expense of the Company, a certificate evidencing the Series A Shares held by the Holder as to which the Optional Redemption Right was not exercised, together with an updated, certified register of members evidencing the same.

SECTION 8                               Voting Rights.

(a)                                 Each Series A Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as provided in and subject to Section 8(b) hereof, the Series A Shares shall generally vote together with the Ordinary Shares and not as a separate class. Each Holder of Series A Shares will have one vote per share on any matter on which Holders of Series A Shares are entitled to vote separately as a class, whether at a meeting or by written consent.

(b)                                 For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of the Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidations, recapitalizations and the like), in addition to any other vote or consent of the Company’s shareholders required by law or by the Memorandum and Articles, the Company shall not, and shall cause each of its controlled Subsidiaries and Beijing Golden Tom Information Technology Co., Ltd. not to, as applicable, without the affirmative vote or written consent of the Purchaser who is the record holder of the Series A Shares at such time (which consent, except as expressly provided below, may be given or withheld, or made subject to such conditions as are determined by the Purchaser, in its sole discretion):

(i)                                     amend, alter or repeal the Memorandum and Articles or any provision thereof, including this Certificate of Designations or any other instrument establishing or designating the Series A Shares, or otherwise amend the terms of the Series A Shares;

(ii)                                  authorize, designate or issue any other security convertible into or exercisable for any equity security having rights, privileges or preferences senior to or on parity with the Series A Shares;

(iii)                               declare or pay any dividend on, or make any distributions relating to, any Junior Shares (including pursuant to clause (iv) of this Section 8(b)) or redeem, purchase or acquire for value any (x) Junior Shares, or (y) any options, warrants or other rights to acquire such Junior Shares, other than purchases, redemptions or other acquisitions of such Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and other than as permitted under Section 5(e) of the Investment Agreement;

(iv)                              distribute (by way of dividend, share distribution, exchange, redemption, recapitalization or similar transaction) securities of any entity holding a significant portion of the assets and business of any member of the Group, including by way of spin-off, split-off or other distribution transaction;

(v)                                 enter into, or permit any Subsidiary to enter into, any agreement, or any modification or amendment to an existing agreement, which, in the absence of a default under such agreement, would by its terms prevent the Company from fully performing its obligations with respect to the Series A Shares;

(vi)                              incur any material indebtedness, except as permitted under the terms of any credit facility then in place, renewing existing credit facilities in similar terms, or as provided in the Group’s annual business plan; or

(vii)                           agree or undertake to do any of the foregoing.

SECTION 9                               Appointment and Removal of Directors.

(a)                                 Board Representation. For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least seventy five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), (i) the number of the Directors of the Board shall be not fewer than five (5) and not more than nine (9), and (ii) the Purchaser shall have the exclusive right to appoint and elect two (2) directors of the Board (the “Purchaser Directors,” and each, a “Purchaser Director”).

For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing, but less than seventy five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), (i) the number of the Directors of the Board shall be not fewer than five (5) and not more than nine (9), and (ii) the Purchaser shall have the exclusive right to appoint and elect one (1) Purchaser Director to the Board.

(b)                                 [Reserved].

(c)                                  Audit Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Audit Committee of the Board (the “Audit Committee”) and such non-voting observer shall be entitled to receive identical written notice (the “Notice”) as voting Audit Committee members of, and to attend, all Audit Committee meetings, and to receive all materials provided to voting members of the Audit Committee in connection therewith; provided, however, that the voting members of the Audit Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending certain portions or all (the “Excluded Portions”) of a particular Audit Committee meeting or receiving materials provided to the voting members of the Audit Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reason. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Audit Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

(d)                                 Compensation Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Compensation Committee of the Board (the “Compensation Committee”), and such non-voting observer shall be entitled to receive the Notice as voting Compensation Committee members of, and to attend, all Compensation Committee meetings, and to receive all materials provided to members of the Compensation Committee in connection therewith; provided, however, that the voting members of the Compensation Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending the Excluded Portions of a particular Compensation Committee meeting or receiving materials provided to the voting members of the Compensation Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reasons. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Compensation Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

(e)                                  Nominating and Corporate Governance Committee Observer. For so long as the Purchaser is entitled to designate at least one (1) Purchaser Director, the Company shall procure, in whatever manner as shall be necessary to ensure, that a Purchaser Director selected by the Purchaser is appointed to be a non-voting observer on the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), and such non-voting observer shall be entitled to receive the Notice as voting Nominating and Corporate Governance Committee members of, and to attend, all Compensation Committee meetings, and to receive all materials provided to voting members of the Compensation Committee in connection therewith; provided, however, that the voting members of the Nominating and Corporate Governance Committee may, by unanimous vote and acting in good faith for reasons determined to be necessary to ensure good corporate governance, exclude such non-voting observer from attending the Excluded Portions of a particular Nominating and Corporate Governance Committee meeting or receiving materials provided to the voting members of the Nominating and Corporate Governance Committee relating to the Excluded Portions of such meeting, regardless of whether such meeting is relating to the Purchaser or its Affiliates; provided further that, together with the Notice, the Purchaser shall receive a written confirmation that the basis for exclusion of the Excluded Portions is for good corporate governance reasons. For the avoidance of doubt, Purchaser’s non-voting observer shall still be entitled to receive Notice of any meeting of the Nominating and Corporate Governance Committee with Excluded Portions (even if such observer is to be excluded from the entire meeting), but any provisions of the Notice specifically referring to Excluded Portions may be redacted.

(f)                                   Term. Each Purchaser Director shall serve until the next annual meeting of the shareholders of the Company and until his or her successor is elected and qualified in accordance with Section 9(a) and the Articles of the Company, unless such Purchaser Director is earlier removed in accordance with the Articles of the Company, resigns or is otherwise unable to serve; provided, however, that (i) no director appointed and elected pursuant to this Section 9 may be removed from office, unless (A) such removal is directed or approved by the Purchaser in writing, or (B) the Purchaser is no longer so entitled to designate or approve such director; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to this Section 9 shall be filled pursuant to the provisions of this Section 9.

SECTION 10                                                Preemptive Rights.

(a)                                 For so long as the Purchaser beneficially owns any Series A Shares, at any time the Company proposes to issue any shares of capital stock or transfer any shares of capital stock that have been repurchased from the open market and held under the Company’s brokerage account or otherwise held under the Company’s name, including the Ordinary Shares, or any securities convertible into or exercisable or exchangeable into shares of capital stock or other equity interests in the Company (the “New Securities”) other than: (i) pursuant to any present or future employee, director or consultant benefit plan or program of the Company that has been duly approved by the shareholders of the Company and the issuance of any Ordinary Shares issuable upon exercise of such equity awards under any such plan, (ii) the issuance of Ordinary Shares upon conversion of the Series A Shares or as a dividend or distribution on the Series A Shares, or (iii) the issuance of Ordinary Shares upon a stock split, stock dividend or any subdivision of the Ordinary Shares (subject to customary adjustment under the terms of the Series A Shares) (all New Securities identified in the foregoing clauses (i), (ii) and (iii), collectively, the “Exempt Securities”), the Company shall notify Purchaser in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of New Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price (or range of prices) per New Security to be paid by the proposed third party purchaser(s) and other conditions), as well as which of the following pre-emptive rights are available to the Purchaser.

(b)                                 The Purchaser shall have the right to purchase, or to purchase through an Affiliate, a number of New Securities so as to enable the Purchaser to beneficially hold, after the issue of the New Securities which are the subject to the Issue Notice, either (in its sole discretion):

(i)                                     in the case of New Securities (including, for this purpose, Exempt Securities) that would result, after the issuance thereof, in an investor and its Affiliates (other than an underwriter that is placing on behalf of the Company the New Securities in a bona fide capital markets transaction) (collectively, the “Prospective Largest Shareholder”) beneficially owning more than the Purchaser (and its Affiliates) in the aggregate, one share more than the number of shares in the Company proposed to be beneficially owned by such Prospective Largest Shareholder, unless at least two-thirds (2/3) of the members of the Board acting in good faith resolve in writing that the implementation of this Section 10(b)(i) is not in the best interests of the Company and its shareholders as a whole; provided that the right under this clause (i) may only be exercised if the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of the Series A Shares equal to at least fifty percent (50%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidation, recapitalization and the like); or

(ii)                                  a pro rata portion of the New Securities equal to the percentage of the issued share capital of the Company (on an as-converted, fully-diluted basis) then beneficially owned by the Purchaser (together with its Affiliates) prior to the issuance of the New Securities (for the avoidance of the doubt, the preemptive right as set forth in this Section 10(b)(ii) shall be exercisable by the Purchaser for so long as it beneficially owns any Series A Shares), in each case upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within fifteen (15) Business Days of Purchaser’s receipt of the Issue Notice. If such notice is not given by the Purchaser within such fifteen (15) Business Days thereof, the Purchaser shall be deemed to have elected not to exercise its rights under this Section 10(b) with respect to the issuance described in that specific Issue Notice (it being understood that if the Purchaser is not permitted to exercise its rights under Section 10(b)(i) because the Board takes action to prohibit such exercise in the manner provided by Section 10(b)(i), the Purchaser shall be entitled to exercise its rights under Section 10(b)(ii) for an additional ten (10) Business Days after receiving written notice of the Board’s action).

(c)                                  If the Purchaser (or its Affiliate) exercises its rights provided in this Section 10, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within twenty (20) Business Days after the giving of notice of such exercise, which period of time shall be extended for a maximum of sixty (60) Business Days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals). The Company and the Purchaser (or its Affiliate) exercising its rights under Section 10 will use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)                                 In the event that Purchaser fails to exercise its right provided in this Section 10 within such fifteen (15) Business Day period, or in the event that the Purchaser fails to consummate its transaction within such twenty (20) Business Day period after its giving of notice of exercise or the sixty (60) Business Day extension thereof, the Company shall thereafter be entitled to issue and sell within ninety (90) Business Days the New Securities not elected to be purchased pursuant to this Section 10 by the Purchaser at a price no less than that offered to the Purchaser, and otherwise upon terms and conditions no more favorable to the third-party purchasers of such securities than were specified in the Issue Notice. In the event the Company has not issued and sold the New Securities within such ninety (90) Business Day period, the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Purchaser in the manner provided in this Section 10.

(e)                                  In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

SECTION 11 Right of First Refusal. For so long as the Purchaser beneficially owns a number of Series A Shares and/or Ordinary Shares issued upon conversion of the Series A Shares equal to at least seventy-five percent (75%) of the Series A Shares issued at the Closing (in each case, as appropriately adjusted for stock splits, reverse stock splits, stock dividends, stock consolidation, recapitalization and the like), in the event that any Material Group Company receives a proposal, or that the Board authorizes the Company to initiate or pursue a proposal (or the Company otherwise undertakes in writing to pursue the same), which could reasonably be expected to lead to a Specified Transaction (as defined below), the Company shall, within two (2) Business Days, provide the Purchaser with a written notice of the proposal and a summary of the material terms (including the name of counterparty and any controlling Person thereof) of the proposal (the “Proposal Notice”). The Purchaser shall have a right of first refusal, exercisable by written notice to the Company (the “Exercise Notice”) within twenty (20) Business Days of receiving the Proposal Notice, to use its reasonable best efforts to consummate the Specified Transaction as soon as practicable after delivery of the Exercise Notice at substantially the same terms, prices and conditions as set forth in the Proposal Notice. If the Purchaser does not elect to exercise its right of first refusal within the twenty (20) Business Day period, or if the Purchaser fails to consummate the transaction using its reasonable best efforts after delivery of the Exercise Notice, the Company may proceed with the Specified Transaction upon terms and conditions no more favorable to the counter parties in the Specified Transaction than those specified in the Proposal Notice, subject to necessary Board and shareholder approval.

For purposes of this Section 11, “Specified Transaction” means a transaction or a series of transactions that (i) sell, transfer, lease or license material technology of, or otherwise dispose of, any Material Group Company, or substantially all of the assets, including without limitation, intellectual property assets of any Material Group Company, to one or more Persons that are not a Group Company; (ii) merge, amalgamate, or consolidate any Material Group Company with any other Person or entity; (iii) effect a statutory exchange of securities of the Company with another Person or entity; or (iv) effect a Change of Control.

SECTION 12 Replacement Certificates. If physical share certificates are issued, the Company shall replace any mutilated certificate at the Company’s expense upon surrender of that certificate to the Company. The Company shall replace share certificates that become destroyed, stolen or lost at the Company’s expense upon delivery to the Company of evidence that the certificate has been destroyed, stolen or lost.

SECTION 13 Taxes.

(a)          Transfer Taxes. The Company shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series A Shares or Ordinary Shares or other securities issued on account of Series A Shares pursuant hereto or certificates representing such shares or securities.

(b)          Withholding. All payments and distributions (or deemed distributions) on the Series A Shares (and on the Ordinary Shares received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

SECTION 14 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of or in connection with this Certificate of Designations must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one Business Day after deposit with an internationally recognized overnight courier service, or (iv) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

AutoNavi Holdings Limited

Address:	16/F, Section A, Focus Square
No. 6, Futong East Avenue, Wangjing
Chaoyang District, Beijing 100102
the People’s Republic of China
Telephone:	86 10 8410-7000
Email:	catherine.zhang@autonavi.com
Facsimile:	86 10 8410-7777
Attention:	Ms. Catherine Qin Zhang

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone:	(852) 3740-4700
Email:	Julie.gao@skadden.com
Attention:	Z. Julie Gao, Esq.

If to the Purchaser:

Ali ET Investment Holding Limited

Address:	26/F, Tower One, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Telephone:	(852) 2215 5100
Email:	joe@hk.alibaba-inc.com / tim.steinert@hk.alibaba-inc.com
Facsimile:	(852) 2215 5200
Attention:	Mr. Joseph Tsai / Mr. Tim Steinert

with a copy (for informational purposes only) to:

Sheppard Mullin Richter & Hampton LLP

Address:	26th Floor, Wheelock Square
1717 Nanjing Road West
Jing An District
Shanghai 200040, China
Telephone:	+8621 2321 6000
Email:	dwilliams@sheppardmullin.com /
jmercer@sheppardmullin.com
Facsimile:	+8621 2321 6001
Attention:	Don Williams, Esq. / Jamie Mercer, Esq.

SECTION 15 Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. The secretary of the Company shall also maintain a written record of the Issue Date, the number of Series A Shares issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any shareholder who makes a request therefor.

SECTION 16 Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Shares granted hereunder may be waived as to all Series A Shares (and the holders thereof) upon the written consent of the Holders of a majority of the Series A Shares then outstanding; provided that, any right of the Purchaser granted hereunder may be waived only upon the written consent of the Purchaser.

SECTION 17 Severability. If any term of the Series A Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 18 No Impairment. Except and to the extent as waived or consented to by the Holders, the Company shall not by any action, including, without limitation, amending its Memorandum, Articles or this Certificate of Designations, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Shares, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Certificate of Designations against impairment.

SECTION 19 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by Purchaser and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any Purchaser rights under this Certificate of Designations.

SECTION 20 Interpretation. The headings contained in this Certificate of Designations are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate of Designations. Whenever the words “include”, “includes” or “including” are used in this Certificate of Designations, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Certificate of Designations shall refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations. The word “or” shall not be exclusive. All references to “$” mean the lawful currency of the U.S.. The definitions contained in this Certificate of Designations are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed in its corporate name on this 16th day of May, 2013.

AUTONAVI HOLDINGS LIMITED

by:	/s/ Congwu Cheng
	Name:	Congwu Cheng

	Title:	Chief Executive Officer

Signature Page to Certificate of Designation